UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Soliciting Material Pursuant to Rule §240.14a-12

MOBILE MINI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

Dear Fellow Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Mobile Mini, Inc. on April 27, 2017 at 11:00 a.m., local time. The meeting will be held at the Radisson Hotel Phoenix Airport, in Phoenix, Arizona.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about March 13, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2017 Proxy Statement and Annual Report to stockholders on Form 10-K for the fiscal year ended December 31, 2016. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail. If you receive your proxy materials by mail, a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the proxy materials which are available at www.proxyvote.com.

Details of the business expected to come before the annual meeting are provided in the Notice of Annual Meeting of Stockholders and Proxy Statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Erik Olsson

President and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, April 27, 2017

TIME	11:00 a.m., local time

PLACE	Radisson Hotel Phoenix Airport 427 North 44th Street Phoenix, Arizona 85008

ITEMS OF BUSINESS

•  To elect nine members of the Board of Directors to hold office, each for a term of one year;

•  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

•  To vote on an advisory (non-binding) resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement);

•  To vote on an advisory (non-binding) basis on the frequency of future advisory votes on the compensation of our Named Executive Officers; and

•  To transact any other business that may properly come before the meeting and to approve any postponement or adjournment thereof.

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

RECORD DATE

You are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof if you were a stockholder of record at the close of business on February 27, 2017 (“Record Date”).

MATERIALS TO REVIEW

We are furnishing our proxy materials, including our 2017 Proxy Statement (“Proxy Statement”), form of proxy card and Annual Report to stockholders on Form 10-K for the fiscal year ended December 31, 2016 (“2016 Annual Report”), to our stockholders via the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of 2017 Annual Meeting of Stockholders (“Notice of Annual Meeting”) and the accompanying Notice of Internet Availability of Proxy Materials contain instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

PROXY VOTING

It is important that your shares be represented and voted at the annual meeting of stockholders to be held on Thursday, April 27, 2017 (“Annual Meeting”). In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. See details under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting — How do I vote if I am the stockholder of record?” in the Proxy Statement.

By order of the Board of Directors,

Christopher J. Miner, Corporate Secretary

Phoenix, Arizona

March 13, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, April 27, 2017: a complete set of proxy materials relating to the Annual Meeting is available via the Internet at www.proxyvote.com.

i

4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

PROXY STATEMENT SUMMARY

This summary highlights information about Mobile Mini, Inc. and certain information contained elsewhere in our proxy materials for our 2017 annual meeting of stockholders. This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation
Proposal 1 – Election of Directors	FOR each nominee
Proposal 2 – Ratification of Selection of KPMG LLP	FOR
Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation	FOR
Proposal 4 – Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation	EVERY YEAR

CASTING YOUR VOTE

	How to Vote	Stockholder of Record (Shares registered in your name with our transfer agent Wells Fargo)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Internet	Visit the applicable voting website and follow the on-screen instructions:	www.proxyvote.com	Refer to voting instruction form.
Telephone	To vote call:	1-800-690-6903	Refer to voting instruction form.
Mail	If you requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail.
In Person	For instructions on attending the 2017 annual meeting of Stockholders in person, please see “How do I vote if I am the stockholder of record? — In person at the Annual Meeting.”

BOARD NOMINEES

You are being asked to vote on the following nine nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the NASDAQ listing rules for director independence, except for Mr. Olsson, who is not independent due to his position as an executive officer of Mobile Mini, Inc. Information about each director’s experiences, qualifications, attributes and skills can be found in “Proposal 1 – Election of Directors”.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee Membership*
Michael L. Watts	69	2002	President of Watts Investments LLC	Yes	GC
Erik Olsson	54	2013	President and Chief Executive Officer, Mobile Mini, Inc.	No
Sara R. Dial	52	2014	President and CEO of Sara Dial & Associates and Lead Director for Grand Canyon Education, Inc.	Yes	CC, GC
Jeffrey S. Goble	56	2006	Chief Executive Officer and Founder of Providien, LLC	Yes	CC, GC
Stephen A McConnell	64	1998	President of Solano Ventures	Yes	AC, GC
Frederick G. McNamee, III	59	2008	CEO of Red Dot Corporation	Yes	AC, GC
Kimberly J. McWaters	52	2014	Chief Executive Officer and Chairman of the Board of Universal Technical Institute, Inc.	Yes	AC, CC
Lawrence Trachtenberg	60	1995	Private Investor	Yes	AC, CC
James J. Martell	62	2010	Chairman of the board of directors and acting CEO of uShip.com, Chairman of the board of MyUS.com, Protrans International, Inc., P&S Transportation, Ameriflight.	Yes	AC, CC

* AC - Audit Committee      CC – Compensation Committee        GC – Governance & Nominating Committee

CORPORATE AND COMPENSATION GOVERNANCE HIGHLIGHTS

We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. We are committed to the highest standards of ethics, business integrity and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board of Directors (“Board”) to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value. A summary of our compensation and governance practices are listed below:

We do		We do not
✓ Place heavy emphasis on variable compensation, meaning cash and equity awards are dependent on the achievement of short-term and long-term financial goals	✓ Elect all Directors annually	× Offer compensation-related tax gross ups
✓ Use performance-related long-term compensation in the form of performance-based stock options	✓ Elect Directors by majority vote	× Have any significant perquisites
✓ Have stock ownership requirements for executives and Directors that reinforce alignment between stockholders and our NEOs (defined herein)	✓ Have an independent Chairman	× Allow pledging, hedging, and trading in derivatives of Mobile Mini securities
✓ Have an executive compensation clawback policy to ensure accountability	✓ Split the roles of Chairman and Chief Executive Officer	× Have special retirement programs
✓ Have an independent compensation consultant advising the Compensation Committee	✓ Perform annual Board and committee self-evaluations	× Reprice or cash out underwater stock options
✓ Actively solicit feedback from our stockholders on compensation and governance matters	✓ Have a comprehensive Code of Business Conduct and Ethics and Corporate Governance Guidelines	× Guarantee bonuses
✓ Have minimum vesting periods written into our Amended and Restated Equity Incentive Plan	✓ Grant the Board and each committee express authority to retain outside advisors	× Have “single trigger” change of control provisions in executive employment agreements

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year interact with stockholders through numerous stockholder engagement activities. In 2016, these activities included participation in investor conferences, meetings with individual stockholders throughout the year, as well as meeting with stockholders and answering questions at our 2016 annual meeting of stockholders (“2016 Annual Meeting”).

Beginning in December 2016, as part of this outreach, we contacted each of our top 25 stockholders, representing approximately 89% of our outstanding shares, for feedback relating to our corporate governance and executive compensation programs. Additionally, we offered meetings with senior management and Sara Dial, the chairman of our Compensation Committee. Of the investors we contacted, holders representing approximately 26% of our outstanding shares participated in meetings with management.

These engagement activities, and the perspectives we gain, are helpful to us in our ongoing effort to increase stockholder value.

2016 BUSINESS HIGHLIGHTS

Our Annual Report on Form 10-K, included with this Proxy Statement, contains financial information calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”), along with additional non-GAAP financial information, some of which is excerpted below. This information should be read together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 2, 2017 (the “2016 Form 10-K”) which includes additional information and related GAAP reconciliations.*

For the fiscal year ended December 31, 2016, highlights of our achievements include:

•	Within the portable storage business, which represented approximately 81% of rental revenue in 2016, and excluding the wood mobile office business divested in 2015:
-	Grew total rental revenues 4.7% when adjusting for unfavorable currency fluctuations,
-	Increased year-over-year portable storage solutions rental rates by 2.3%, and yield by 2.7%, when adjusting for unfavorable currency rate fluctuations, and
-	Increased year-end units on rent by 2.7%,
•	Grew total rental revenues 2.3% year-over-year, when adjusting for the unfavorable effect of currency fluctuations and excluding the wood mobile office business,
•	Generated adjusted EBITDA of $190.4 million, with a 37.4% margin,
•	Implemented a new enterprise resource platform, or ERP, system to provide a scalable platform to support future growth,
•

Extended our debt maturity profile and reduced interest rates through the issuance of $250.0 million aggregate principal amount of the 2024 Notes (defined below) and the redemption of all $200.0 million aggregate principal amount of the 2020 Notes (defined below), and

•	Generated $64.7 in free cash flow and returned $47.7 million to stockholders through dividends and treasury share repurchases.

*

For a discussion of our use of non-GAAP financial measures, including constant currency, and a reconciliation of (i) adjusted EBITDA to net income and net cash provided by operating activities and (ii) free cash flow to net cash provided by operating activities, please see the “Non-GAAP Data and Reconciliations” section beginning on page 27 in Item 6 of our 2016 Form 10-K.

Our consistent delivery of strong free cash flow has enabled us to create and return stockholder value. Our Board increased the Company’s first quarter 2017 cash dividend to 22.7 cents per share, a 10% increase as compared to the preceding period. In addition to raising our quarterly dividend amount, we may opportunistically repurchase treasury shares from time to time in the open market or in privately negotiated transactions.  As of February 28, 2017, we have $78.2 million remaining authorized in our Board approved share repurchase program.

Additionally, on May 9, 2016, we issued $250.0 million aggregate principal amount of 5.875% senior notes due July 1, 2024 (the “2024 Notes”). The net proceeds from the sale of the 2024 Notes were used to redeem all $200.0 million aggregate principal amount of our outstanding 7.875% senior notes due December 1, 2020 (the “2020 Notes”), including related fees, interest and costs for both the redemption of the 2020 Notes and issuance of the 2024 Notes, as well as to repay a portion of the indebtedness outstanding under our revolving credit facility.

EXECUTIVE COMPENSATION OVERVIEW

Our executive compensation program aims to attract and retain high-caliber management talent to lead our business and reward them for outstanding performance.

Principal Elements of Pay: Our program emphasizes variable pay that aligns compensation with performance and stockholder value and has three key elements: base salary, annual short-term incentive compensation and long-term incentive compensation. Each of these elements serves a specific purpose in our compensation strategy.

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Short-Term Incentive (“STI”)	Cash (Variable)	Focus executives on achieving Mobile Mini’s short-term financial goals measured over the current year.
Annual Long-Term Incentive (“LTI”)	Equity (Variable)	Utilized as a retention tool and to provide incentive for executives to reach financial goals and align their long-term economic interests with stockholders.

Pay Mix: The mix of pay elements is heavily leveraged toward variable, performance-based compensation. For 2016, the significant majority of Named Executive Officer (defined herein) pay was variable: 74% for the Chief Executive Officer (“CEO”); and an average of 71% for our other NEOs.

Stockholder Support: At our 2016 Annual Meeting, we received substantial support for our executive compensation program, with approximately 96% of the stockholders who voted on the so called “Say-on-Pay” proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make substantive changes to the program design following the 2016 Annual Meeting.

Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2016:

•	Base salaries: The CEO did not receive a base salary increase. The other NEOs received increases ranging from approximately 3.5% to 6.1%.

•	Incentive compensation: Based on Company performance, annual bonuses were earned at 27.7% of target, and the first tranche of the performance based options issued in 2016 did not vest.

For specific details about our executive compensation program, please refer to the Compensation Discussion & Analysis (“CD&A”) section of the Proxy Statement.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware corporation (“Mobile Mini,” “we,” “us” or the “Company”), of proxies to be voted at our 2017 annual meeting of stockholders (the “Annual Meeting” or the “2017 Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on April 27, 2017, beginning at 11:00 a.m., local time, at the Radisson Hotel Phoenix Airport, 427 North 44th Street, Phoenix, Arizona 85008.

The Notice of 2017 Annual Meeting of Stockholders (the “Notice of Annual Meeting”), this proxy statement (the “Proxy Statement” or “2017 Proxy Statement”) and form of proxy card or voting instruction card were first made available to stockholders starting on or about March 13, 2017.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on February 27, 2017 (the “Record Date”), are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 44,439,414 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Wells Fargo, you are the “stockholder of record” of those shares. The Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini. These stockholders should refer to “How do I vote if I am the stockholder of record?” below for instructions regarding how to vote their shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote if I am the stockholder of record?

If you are the stockholder of record, you may vote using any of the following methods:

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The Web site for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the Web site. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on April 26, 2017.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense and extra work of additional solicitation by voting promptly.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by mail, telephone, or Internet without giving specific voting instructions, your shares will be voted as set forth in “How will my shares be voted at the Annual Meeting?”

What can I do if I change my mind after I vote?

Subject to any rules and deadlines your broker, bank or other holder of record may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving timely written notice to the Corporate Secretary of the Company of revocation;
•	delivering a valid, later-dated and duly executed proxy to the Corporate Secretary of the Company, or a later-dated vote by telephone or via the Internet, in a timely manner; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may change your vote by (i) submitting new voting instructions by contacting your broker, bank or other holder of record or (ii) if you have obtained a legal proxy from the broker, bank or other holder of record giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and
•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (the “SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Annual Meeting, the Proxy Statement and the Annual Report to stockholders on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Annual Report”), unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a Notice of Internet Availability of Proxy Materials will find instructions in that notice about how to obtain a paper copy of the proxy materials.  Stockholders receiving Notice of Internet Availability of Proxy Materials by e-mail will find instructions in that e-mail about how to obtain a paper copy of the proxy materials.  Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority, under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees or the two advisory votes discussed later in this Proxy Statement without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding as of the Record Date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other holder of record) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum.

What are the voting requirements (including the effect of abstentions and non-broker votes) to elect the Director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Vote Required For Approval	Abstentions	Broker Discretionary Voting Allowed?

1 - Election of Directors	Majority of Votes Cast	No Effect	No

2 - Ratification of Selection of KPMG LLP	Majority of Votes Present and Entitled to Vote	Same Effect as a Vote “Against”	Yes

3 - Advisory Vote to Approve Named Executive Officer Compensation	Majority of Votes Present and Entitled to Vote	Same Effect as a Vote “Against”	No

4 - Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation	Majority of Votes Present and Entitled to Vote	Same Effect as a Vote “Against” all of the Frequency Alternatives	No

Election of Directors

The affirmative vote of the majority of votes cast at the Annual Meeting is required to elect each Director. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” such nominee. Abstentions and, if applicable, broker non-votes will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast. Any Director nominee who does not receive a majority of votes cast “FOR” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Corporate Governance Committee (“Governance Committee”) would then be required to make a recommendation, within 90 days after the date of certification of the election results, to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In the event of a contested Director election, i.e., the number of Director nominees exceeds the number of Directors to be elected, the required vote would be a plurality of votes cast.

Ratification of Selection of KPMG LLP

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on this proposal will be considered broker non-votes.

Advisory Vote to Approve Named Executive Officer Compensation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined herein). Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation

This matter is being submitted to enable stockholders to express a preference as to whether future advisory votes on Named Executive Officer compensation should be held every year, every two years, or every three years. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to approve the frequency of such future advisory votes.  Abstentions will be counted as if voted “AGAINST” all of the frequency alternatives. Broker non-votes will have no effect on this proposal. If a majority of the shares present in person or by proxy and entitled to vote on the matter do not vote in favor of one of the three frequencies, the frequency which receives the highest number of votes will be considered to be the frequency favored by stockholders.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is set forth in below “How does the Board recommend that I vote?”  Additionally, if no specific instructions are given, the shares will be voted in accordance with the recommendation of the Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares:

1.	“FOR” the election of each of the Director nominees named in this Proxy Statement.
2.	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.
3.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.
4.	FOR the option of “EVERY YEAR” as the frequency for holding future advisory votes on the compensation of our Named Executive Officers.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. For additional information see “Other Business” later in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board will have the discretion to vote for you.

Can I access the Notice of Annual Meeting, the Proxy Statement and the 2016 Annual Report via the Internet?

The Notice of Annual Meeting, the Proxy Statement and the 2016 Annual Report are available via the Internet at www.proxyvote.com. Our proxy materials are also available on our Web site at www.mobilemini.com under the “Annual Reports” section of the “Investor Relations” page. Instead of receiving future proxy statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

Stockholders of Record: If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. We will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable costs. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission, without additional compensation.

Who will count the votes?

Our Corporate Secretary and Chief Accounting Officer will tabulate the votes and act as inspectors of election.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Mobile Mini or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.  Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to Mobile Mini.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8- K filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including independence and other criteria we use in selecting Director nominees, our Board leadership structure, and certain responsibilities and activities of the Board and its Committees, including a summary of our 2016 governance activities. We also discuss how our stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines and policies described below. These Guidelines guide the Board and our executive management team in the execution of their responsibilities. Our Corporate Governance Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement:

•	The Board has been declassified.
•	8 of the 9 Directors are currently independent.
•	The roles of Chairman and CEO are split.
•	The Chairman is an independent Director.
•	No former CEO of the Company is a Director.
•	The Company does not have a stockholder rights plan (a so-called “poison pill”).
•	The Company’s Third Amended and Restated Bylaws (“Bylaws”) require a majority voting standard for the election of Directors.
•	The Board has stock ownership guidelines for Directors and officers.
•	The Audit, Compensation and Governance Committees are currently comprised solely of independent Directors.
•	The Board has adopted an enhanced whistleblower policy to encourage reporting by employees of any allegations of impropriety.
•	The Audit Committee restricts the hiring of current or former employees of our independent auditor.
•

The Board has an executive “clawback” policy to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

•

Employment agreements for our named executive officers listed in the “2016 Summary Compensation Table” contained herein (the “Named Executive Officers” or “NEOs”) require “double trigger” provisions, whereby change in control benefits for NEOs would only be payable following a change in control if the executive was terminated without cause or for good reason.

•	The Board and each of its Committees have authority to retain outside advisors.
•	The Compensation Committee’s outside advisor does not perform any other services for the Company and confirms its independence annually.
•	There are no interlocks among the Compensation Committee members.
•	The Board and each of its Committees perform annual self-assessments and a Board member peer review.
•	Each Director attended at least 75% of the combined Board meetings and Committee meetings of which they were a member.
•

Our Amended and Restated Equity Incentive Plan, as amended (the “Amended and Restated Equity Incentive Plan”) mandates a minimum vesting period of one year on at least 95% of the awards we grant under the plan and prohibits repricing of options and stock appreciation rights without stockholder approval, including paying cash upon cancellation of an underwater award as part of a repricing that would require stockholder approval.

The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our Web site at: www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

•	Board of Directors — Background and Experience
•	Senior Management — Background and Experience
•	Board Committees — Current Members
•	Corporate Governance Documents:
▪	Code of Business Conduct and Ethics
▪	Supplemental Code of Ethics for CEO and Senior Financial Officers
▪	Executive Officer Clawback Policy
▪	Corporate Governance Guidelines
▪	Compensation Committee Charter
▪	Governance Committee Charter
▪	Audit Committee Charter

We will provide copies of any of the above items, without charge, upon written request to our Corporate Secretary at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. The information on our Web site is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards and Review of Director Nominees

The Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Governance Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Governance Committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines, For Submission of Stockholder Proposals and Nominees” later in this Proxy Statement in order to be included in the proxy statement relating to the next annual election of Directors.

Criteria for Board Membership

The Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity and numerous other factors, such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the Governance Committee recommends candidates to the Board for nomination. As a result, the priorities and emphasis that the Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Governance Committee, and the Board, are committed to considering candidates for the

Board regardless of gender, ethnicity and national origin. We believe that the consideration and the flexibility of our nomination process has created Board diversity of a type that is effective for Mobile Mini.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Erik Olsson, who is our President and CEO, each of the members of the Board is currently an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the Board and the various Committees of the Board. NASDAQ’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the Company within the past three years and has not engaged in various types of business dealings with the Company. In addition, as further required by NASDAQ rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board has determined that each of the non-employee Directors (Michael L. Watts, Sara R. Dial, Jeffrey S. Goble, James J. Martell, Stephen A McConnell, Frederick G. McNamee, III, Kimberly J. McWaters and Lawrence Trachtenberg) was independent in 2016 and has no relationship with Mobile Mini, except as a Director and stockholder of the Company.

In connection with the determination by the Board that Mr. Watts is independent, the Board considered the related party transaction with Mr. Watts disclosed in “Transactions with Related Persons” later in this Proxy Statement.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined CEO and Chairman role, or appoint a Chairman who does not also serve as CEO. We currently separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes this leadership structure is optimal for the Company at the current time.

A number of factors support the leadership structure chosen by the Board, including, among others: the Board believes this governance structure promotes balance between the Board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis; the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing Mobile Mini and leverage the experience and perspectives of the Chairman; the Chairman sets the agenda for, and presides over, Board meetings and independent sessions and coordinates the work of the Committees of our Board providing independent oversight and streamlining the CEO’s duties; and the Chairman serves as a liaison between the Board and senior management, but having an independent Chairman also enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management.

The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent Directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Chairman of the Board, as well as through a Board composed of a majority of independent Directors.

In the event that our CEO is also the Chairman, our independent Directors would elect an independent Lead Director to be responsible for coordinating the activities of the other independent Directors and perform various other duties. The general authority and responsibilities of an independent Lead Director are established in our Corporate Governance Guidelines, which are posted on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee Directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are led by our Chairman, Mr. Watts. At these executive sessions, the non-employee Directors review, among other things, the criteria upon which the performance of the CEO and other senior officers is evaluated, the performance of the CEO against such criteria, and the compensation of the CEO and other senior officers. These executive sessions also include meetings between members of the Audit Committee and the Company’s independent registered public accounting firm. Additional meetings are held from time to time with the CEO to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the CEO.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management. The Company’s Chief Financial Officer, who works with the Audit Committee, facilitates this risk management in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Company’s Chief Financial Officer, General Counsel, Chief Information Officer, Chief Accounting Officer and Director of Risk Management together function as a Risk Committee and prepare an annual report to the Board on risks facing the Company, the probability and potential impact, as well as steps taken to mitigate risk. Additionally, the Chief Information Officer presents a quarterly review of cybersecurity risk and systems in place to mitigate this risk. The Audit Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Audit Committee has responsibilities with respect to our compliance program. For additional information, see “— Board and Committee Membership — The Audit Committee” and “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•

The Board’s other Committees — the Compensation Committee and the Governance Committee — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan and proposed strategic initiatives, our capital structure, our development activities, our technology systems, and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Risk Considerations in our Compensation Programs

The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee has determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk. The Compensation Committee believes that its balanced approach to short-term and long-term incentive compensation does not incentivize employees to take unnecessary risks. The Compensation Committee, with the assistance of independent advisors, intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

Communications with the Board of Directors

Stockholders may communicate with the Board by writing to us at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, AZ 85008, Attn: Corporate Secretary. Communications received in writing will be distributed to the Chairman of the Board or the Chairman of the appropriate committee of the Board, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Indemnification of Directors and Officers

As required by our Bylaws, we indemnify our Directors and our officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also have entered into agreements with our Directors that contractually obligate us to provide this indemnification.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business. Our Code of Business Conduct and Ethics policy was amended and restated in late December 2016 (to be effective January 1, 2017), in order to strengthen and enhance the ethical standards, requirements and expectations of Mobile Mini for all of its employees.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s CEO, Chief Financial Officer, Principal Accounting Officer, Controller, if applicable, and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Ethics for CEO and Senior Financial Officers (the “Supplemental Code of Ethics”). The Supplemental Code of Ethics sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications. The Supplemental Code of Ethics was also amended and restated in late December 2016 (to be effective January 1, 2017), in order to strengthen and define the accounting executives’ roles in ensuring that our internal financial and disclosure controls processes are effective.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code of Ethics are posted on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our Web site as promptly as practicable, as may be required under applicable SEC and NASDAQ rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2016 in Review

Say-on-Pay and our STI/LTI Plans. At our 2016 Annual Meeting, we received substantial support for our executive compensation program, with approximately 96% of the stockholders who voted on the Say-on-Pay proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make substantive changes to the program design following the 2016 Annual Meeting. Our equity grants made in early 2017 have the same structure as the equity grants made in early 2016. The STI (bonus) targets for 2017 performance are based on the achievement of specific rental revenue and EBITDA targets, similar to our 2016 STI (bonus) plan.

Enhanced Code of Business Conduct and Ethics. In 2016, we began reviewing our governance documents and adopted an Amended and Restated Code of Business Conduct and Ethics as well as an Amended and Restated Supplemental Code of Ethics for the Company’s Senior Financial Officers. These documents govern many of our corporate governance actions and reinforce our commitment to ethics and good governance. As part of these updated policies, we strengthened reporting requirements and extended the applicability of the Supplemental Code of Ethics to additional accounting personnel. These updated policies are available through the “Investor Relations” page of our Web site.

Stockholder Outreach. We value our stockholders’ perspective on our business and each year interact with stockholders through numerous stockholder engagement activities. In 2016, these activities included participation in investor conferences, meetings with individual stockholders throughout the year, as well as meeting with stockholders and answering questions at our 2016 Annual Meeting. As part of this outreach, beginning in December 2016 we contacted each of our top 25 stockholders, representing approximately 89% of our outstanding shares, for feedback relating to our corporate governance and executive compensation programs. Additionally we offered meetings with senior management and Sara Dial, the chairman of our Compensation Committee. Of the investors we contacted, holders representing approximately 26% of our outstanding shares participated in meetings with management.

Advisory Votes on Named Executive Officer Compensation

At our 2016 Annual Meeting, approximately 96% of the Say-on-Pay votes cast by our stockholders were in favor of our executive compensation program. The Board believes this vote affirms our stockholders’ support of the Company’s approach to executive compensation, including the changes implemented in 2016.  At this year’s Annual Meeting, the Company is giving stockholders the opportunity not only to cast another Say-on-Pay vote on the compensation of our NEOs, but also to express a preference as to how often such advisory votes should be conducted in the future. The Board believes that the advisory vote is an additional means of obtaining feedback from our stockholders about executive compensation. The feedback received from the advisory votes will continue to supplement our ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation.

Other Corporate Governance Activities

The Board and the Governance Committee were active in many other areas in 2016, including:

•

monitoring and evaluating corporate governance developments and related legislative initiatives, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and new SEC rules and proposals and other key areas;

•	reviewing and assessing the Company’s senior leadership and ensuring ongoing and succession planning is taking place;
•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors; and
•	reviewing and, as discussed above, proposing changes to our governing documents, including our Code of Business Conduct and Ethics and Supplemental Code of Ethics.

BOARD AND COMMITTEE MEMBERSHIP

Meeting Attendance

During 2016, our Board met five times and we had three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each member of the Audit, Compensation, and Governance Committees is an independent Director in accordance with NASDAQ standards. Each of our Directors attended at least 75% of the combined meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a Director in 2016. Additionally, the Audit Committee held several informal meetings throughout the year with Committee members and management to discuss various topics including cybersecurity. Board members are also invited to attend the Annual Meeting.  Eight out of nine of our Board members attended the 2016 Annual Meeting.

The table below depicts meeting information for 2016 and the Committee membership as of the date of this Proxy Statement:

Name	Audit	Compensation	Nominating and Corporate Governance
Olsson

Dial (1)		X*	X

Goble (1)		X	X

Martell	X	X

McConnell (2)	X		X

McNamee	X		X*

McWaters	X	X

Trachtenberg (3)	X*	X

Watts			X

Total Meetings during 2016	5	3	2

*	Committee Chairman
(1)	Mr. Goble served as the Chairman of the Compensation Committee during fiscal year 2016. Ms. Dial was appointed as Chairman of the Compensation Committee in January 2017.
(2)	Mr. McConnell served as the Chairman of the Audit Committee during fiscal year 2016.
(3)	Mr. Trachtenberg served as a member of the Audit and Compensation Committees for only a portion of 2016. Mr. Trachtenberg was appointed as Chairman of the Audit Committee in March 2017.

The Audit Committee

The Audit Committee is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met five times in 2016. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, internal audit and management, the adequacy and effectiveness of internal controls over financial reporting. The Audit Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit

Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management may be found in “— Governance Information — The Board’s Role in Risk Oversight” earlier in this Proxy Statement.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and NASDAQ. Our Audit Committee must also include at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell and Lawrence Trachtenberg are audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s and Mr. Trachtenberg’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell or Mr. Trachtenberg any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. See “— Audit Committee Report” contained within this Proxy Statement.

A copy of the Audit Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

The Compensation Committee

The Compensation Committee, which met three times in 2016, is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our incentive programs, which include our STI and LTI plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the NEOs identified in the “2016 Summary Compensation Table” contained herein. See “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation.

The Board has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and NASDAQ. In addition, each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to our CEO, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and oversee a compensation consultant and such other advisors to assist in the evaluation of Director, CEO or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms. The Company has provided appropriate funding to the Compensation Committee for the foregoing purpose.

Pursuant to the authority granted to it in its Charter, the Compensation Committee has engaged Pearl Meyer as its independent executive compensation consultant and to review the competitiveness of the Company’s compensation program for our non-employee Directors and our senior executive officers. Pearl Meyer also advises the Compensation Committee regarding various other executive and Director compensation issues as requested. Please refer to the discussion of the “Our Executive Compensation Program Framework — Role of Compensation Consultant” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.

None of the Company’s management participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee, and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairman between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

Pearl Meyer is retained by the Compensation Committee and provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees. The services Pearl Meyer provides include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the Company’s program design and the Company’s award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in 2016, and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the New York Stock Exchange. In making this determination, the Compensation Committee noted that during 2016:

•

Pearl Meyer did not provide any services to the Company or its management other than service to the Compensation Committee, and its services were limited to executive and Board compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of Pearl Meyer’s total revenue;
•	Pearl Meyer maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;
•	None of the Pearl Meyer consultants who worked on Company matters had any business or personal relationship with Compensation Committee members;
•	None of the Pearl Meyer consultants who worked on Company matters, or Pearl Meyer, as a whole, had any business or personal relationship with executive officers of the Company; and
•	None of the Pearl Meyer consultants who worked on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

A copy of the Compensation Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

The Nominating and Corporate Governance Committee

The Governance Committee, which met two times in 2016, is comprised solely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. The Governance Committee is responsible for considering and periodically reporting to the Board on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of our Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; and performing such other functions as the Board may from time to time assign to it. The Governance Committee also reviews and makes recommendations to the Board regarding the size and the composition of the Board. In addition, the Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board as described below.

A copy of the Corporate Governance Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

Compensation of Non-Employee Directors

We currently have eight non-employee Directors that qualify for compensation. On the recommendation of the Compensation Committee, and in consultation with Pearl Meyer, the 2016 compensation program for non-employee Directors, included the following features:

•	The annual retainer fee was $50,000 for Directors, or $85,000 for the Chairman of the Board.
•	There was no fee for attending a Board meeting.
•	The annual stock award was $90,000 for Directors, or $135,000 for the Chairman of the Board.
•	The annual retainer fee paid to the Chairman of each of the three standing committees was $15,000, and the annual retainer fees paid to non-Chairman Committee members was $6,000.

Employee Directors do not receive any additional compensation for service on our Board. The following table sets forth information regarding the compensation earned during fiscal year 2016 by each individual who served as a non-employee Director at any time during the fiscal year.

2016 Director Compensation

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair	Committee Retainer	Total	Stock Awards (1)(2)	Total
Michael L. Watts	$85,000	$—	$6,000	$91,000	$134,973	$225,973
Sara R. Dial	50,000	—	12,000	62,000	89,971	151,971
Jeffrey S. Goble	50,000	15,000	6,000	71,000	89,971	160,971
James J. Martell	50,000	—	12,000	62,000	89,971	151,971
Stephen A McConnell	50,000	15,000	6,000	71,000	89,971	160,971
Frederick G. McNamee, III	50,000	15,000	6,000	71,000	89,971	160,971
Kimberly J. McWaters	50,000	—	12,000	62,000	89,971	151,971
Lawrence Trachtenberg (3)	50,000	—	2,000	52,000	89,971	141,971

(1)

Represents the grant-date fair value of the Directors’ equity awards in fiscal year 2016, as calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718. These awards vest 100% when granted. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and intended fair market value. The values included in this column have not been, and may never be realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold. Assumptions used to value equity awards are disclosed in Note 9 to the consolidated financial statements contained in the 2016 Form 10-K.

(2)	As of December 31, 2016, no non-employee Director held unvested stock awards or stock option awards.
(3)	Mr. Trachtenberg was a member of the Audit and Compensation Committees for a portion of 2016.

Non-Employee Director Stock Ownership Requirement

Each non-employee Director is required to own shares of our common stock having a value at least equal to five times the annual cash retainer paid to non-employee Directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. Any newly elected non-employee Director will have five years following his or her election to the Board to meet the stock ownership requirement. Until the amount contemplated by the guidelines is achieved, or if a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, such Director is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares, or other similar full value awards. As of the date of this Proxy Statement, all of our non-employee Directors were in compliance with this stock ownership requirement or were within the five-year phase-in period. We have also adopted stock ownership requirements for our executive officers as described herein.

BENEFICIAL OWNERSHIP TABLE

The table below sets forth information known to us regarding the number of shares of our common stock beneficially owned as of the close of business on February 27, 2017, by (i) each of our Directors, (ii) each NEO listed in the “2016 Summary Compensation Table”, (iii) all of our Directors and executive officers as a group, and (iv) each stockholder we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock, as determined based on a review of filings with the SEC.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of restricted stock awards, and securities that can be acquired by such person within 60 days of February 27, 2017 upon the exercise of options. Restricted stock as shown in the table below is forfeitable until vested. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of February 27, 2017 have been exercised.

Unless otherwise noted, the address of each person named in the table is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

Name of Beneficial Owner (1)	Shares (2)	Restricted Stock	Shares Acquirable Within 60 Days	Total	Percent of Class Owned (3)
Directors and Executive Officers:
Michael L. Watts	71,836	—	—	71,836	*
Sara R. Dial	7,600	—	—	7,600	*
Jeffrey S. Goble	18,605	—	—	18,605	*
James J. Martell	37,061	—	—	37,061	*
Stephen A McConnell	109,587	—	—	109,587	*
Frederick G. McNamee, III	31,759	—	—	31,759	*
Kimberly J. McWaters	7,600	—	—	7,600	*
Lawrence Trachtenberg	45,283	—	—	45,283	*
Erik Olsson	57,171	83,298	2,128,276	2,268,745	4.9%
Mark E. Funk	124,579	24,982	123,050	272,611	*
Kelly Williams	9,410	26,381	39,476	75,267	*
Christopher J. Miner	19,047	14,889	62,334	96,270	*
Lynn M. Courville(4)	4,923	9,988	19,242	34,153	*
All Directors and executive officers as a group (13 persons)(5)	539,538	151,815	2,353,136	3,044,489	6.5%
5% Holders:
T. Rowe Price Associates, Inc.(6)	7,520,018	—	—	7,520,018	16.9%
100 E. Pratt Street, Baltimore, MD 21202
BlackRock, Inc.(7)	4,993,051	—	—	4,993,051	11.2%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP(8)	3,746,232	—	—	3,746,232	8.4%
Building One, 6300 Bee Cave Road, Austin TX 78746
The Vanguard Group(9)	3,778,026	—	—	3,778,026	8.5%
100 Vanguard Blvd., Malvern, PA 19355
Prudential Financial, Inc.(10)	3,122,025	—	—	3,122,025	7.0%
751 Broad Street, Newark, NJ 07102

*	Less than 1%.
(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes of this table.

(2)

The number of shares shown in this column does not include restricted stock awards subject to vesting requirements, which are shown in the adjacent column. Shares reported include shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority except as noted. Shares owned by Mr. McNamee include 26,568 shares of common stock held in trust. Shares owned by Mr. Trachtenberg include 39,283 shares held in trust.

(3)

Percent of class owned was calculated on the basis of 44,439,414 shares of common stock outstanding as of February 27, 2017, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 27, 2017.

(4)	Ms. Courville, our former Senior Vice President of Human Resources, departed the Company on February 28, 2017.
(5)

All Directors and executive officers as a group includes Mr. Chad Ainsworth, our Vice President and Chief Accounting Officer, and excludes Ms. Lynn Courville, our former Senior Vice President of Human Resources.

(6)

Amount shown includes shares owned by T. Rowe Price Associates, Inc. (“TRP”) and T. Rowe Price New Horizons Fund, Inc. (“Fund”). TRP has sole voting power with respect to 1,289,673 shares and sole dispositive power with respect to 7,520,018 shares, and Fund has sole voting power with respect to 4,768,331 shares.

(7)	BlackRock Inc. has sole voting power with respect to 4,898,411 shares and sole dispositive power with respect to 4,993,051 shares.
(8)	Dimensional Fund Advisors LP has sole voting power with respect to 3,682,645 shares and sole dispositive power with respect to 3,746,232 shares.
(9)

The Vanguard Group has sole and shared voting power with respect to 79,118 shares and 5,107 shares, respectively, and sole and shared dispositive power with respect to 3,696,094 shares and 81,932 shares, respectively.

(10)

Prudential Financial, Inc. has sole and shared voting power with respect to 130,359 shares and 2,843,506 shares, respectively, and sole and shared dispositive power with respect to 130,359 shares and 2,991,666 shares, respectively. Of the shares beneficially owned by Prudential Financial, Inc., 3,045,891 shares are owned by its subsidiary, Jennison Associates LLC and 76,134 are held by its subsidiary, Quantitative Management Associates LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that in 2016 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements except as noted below.

On March 18, 2016 there was one late Form 4 filing for Mr. Olsson to report shares vested on non-performance-based stock.  Mr. Olsson also had performance based stock vest on March 21, 2016.  The March 18, 2016 transaction reporting was inadvertently delayed for target verification on the performance based stock.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes our Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning 5% or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect material interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to Mobile Mini than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in circumstances of a particular transaction.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The Audit Committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the Audit Committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS IN 2016

We have entered into indemnification agreements with our Directors and certain of our executive officers containing provisions that require us, among other things, to indemnify our Directors and certain of our executive officers against certain liabilities that may arise by reason of their status or service as Directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

With our acquisition of Gulf Tanks Holdings, Inc., the parent company of Houston, Texas-based Evergreen Tank Solutions (“ETS”), in December 2014 (the “ETS Acquisition”), the Company acquired its subsidiary, Water Movers, Inc., an Arizona corporation (“Water Movers”), which had previously entered into two real property lease agreements with an entity partly owned by Michael L. Watts, our Chairman of the Board. These lease agreements began in 2013, prior to the ETS Acquisition, and expire in 2023. Aggregate rental payments under these lease agreements are currently approximately $18,000 per month. Any future proposed renewals of these lease agreements will be reviewed by the Board and the Audit Committee as related party transactions.

Except for the agreements noted in the foregoing paragraphs and the compensation and other arrangements described in “Compensation of Non-Employee Directors” and “Executive Compensation” elsewhere in this Proxy Statement, there were no transactions during our fiscal year ended December 31, 2016, and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any Director, any executive officer, any holder of 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

The Board currently consists of nine members. At the 2015 Annual Meeting, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation that provides for a two-year phased-in declassification of the Board requiring each future Director nominee, as each such Director’s existing three-year term expires, to be elected annually for a one-year term. The declassification did not result in the curtailment of any incumbent Director’s term of office. As such, as of the 2017 Annual Meeting, the Board will be fully declassified and the terms for each of the current Directors are scheduled to expire on the date of the Annual Meeting.

All of the nominees are current Directors and have consented to serve as Directors. The Board has no reason to believe any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote “FOR” nominees or “AGAINST” nominees. Each Director nominee receiving a number of “FOR” votes that exceed the number of “AGAINST” votes will be elected as a Director. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee.

The persons appointed by the Board as proxies intend to vote for the election of each of these Director nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the Director nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Governance Committee and the Board to determine that each nominee should serve as a Director.

Our Board unanimously recommends a vote “FOR” the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Michael L. Watts has served as a Director since 2002 and as Chairman of the Board since December 2012. Mr. Watts is currently the President of Watts Investments LLC, a private investment firm. Mr. Watts founded Sunstate Equipment Co. in 1977, where he served as Executive Chairman until February 2017. Sunstate Equipment Co. is one of the largest independently owned construction equipment rental companies operating in the United States. Mr. Watts co-founded specialty equipment rental companies Underground Safety Equipment, LLC in 2011 and Water Movers Equipment Company, in 2002, which was sold in 2013 to ETS and which Mobile Mini subsequently acquired in the ETS Acquisition. Mr. Watts also founded specialty equipment rental company, Trench Safety Equipment Company, and served as its Chairman from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment rental industry knowledge to our Board. Age 69.

Erik Olsson has served as the Company’s President and CEO and a member of the Board since his appointment in March 2013. Mr. Olsson served as President, CEO and a director of RSC Holdings, Inc., a North American equipment rental provider (“RSC”), and certain of its subsidiaries from 2006 to 2013. Mr. Olsson joined RSC in 2001 as Chief Financial Officer and became Chief Operating Officer in 2005. During the 13 years prior to 2001, Mr. Olsson held a number of senior financial management positions in various global businesses at Atlas Copco Group in Sweden, Brazil and the United States, including his last assignment from 1998 to 2000 as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, Wisconsin. He is also a director of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial auctioneer, and Dometic Group AB, a global manufacturer of products for mobile living. Mr. Olsson’s qualifications to sit on our Board include his experience in finance, accounting and internal control, general management, business development and strategic planning, and industry and customer knowledge as demonstrated by his financial and operating expertise, his 20 years of experience in the equipment manufacturing, sales and rental industry, including experience serving in various senior financial management positions, as well as his ability to provide the Company with a global business perspective. Age 54.

Sara R. Dial has served as a Director since August 2014. Ms. Dial is President and CEO of Sara Dial & Associates, a global economic development and government relations consulting firm and has previously served as a director of the Arizona Department of Commerce. Ms. Dial also currently serves as lead director of Grand Canyon Education, Inc. and a member of the Advisory Board of BBVA Compass Bank in Phoenix, Arizona. She is active in many local and national philanthropic boards including experience as Chairman of Valley Youth Theater and Chairman of Social Venture Partners Arizona, a charitable foundation using a venture capital approach to giving. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry. She is a graduate of Stanford University with a B.A. degree in international relations. Ms. Dial’s breadth of dealings with both businesses and governmental agencies brings a unique perspective to our Board. Age 52.

Jeffrey S. Goble has served as a Director since February 2006. Mr. Goble is CEO and Founder of Providien, LLC, which supplies contract manufacturing services to the medical device and biotech industries. He is also CEO of Access Scientific, LLC, a manufacturer of specialty vascular access devices. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provided contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other Medegen executives, executed a management-led buy-out of certain operations of The Tech Group Inc. (“The Tech Group”) in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of The Tech Group’s North American contract manufacturing division. Mr. Goble joined The Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Prior to 1996, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. degree in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board. Age 56.

James J. Martell has served as a Director since January 2010. Mr. Martell retired as a Director of XPO, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS X, where he is a member of WCAS X’s Resources Group and previously served as a director of a WCAS privately-held portfolio company, Ozburn-Hessey Logistics. Mr. Martell also serves as Chairman of the board of directors of logistics services providers MyUS.com, Protrans International, Inc., P&S Transportation and Ameriflight. Mr. Martell is an owner and member of the board of directors for logistic services providers Transforce, Inc., Quality Distribution and Livingston International, as well as Chairman of the board of directors and acting CEO of uShip.com. Mr. Martell graduated from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 62.

Stephen A McConnell has served as a Director since August 1998. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of the Board of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of the board of directors of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of a number of private companies. Mr. McConnell has a B.A. degree in Economics from Harvard College and a MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive experience serving as a director, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 64.

Frederick G. McNamee, III has served as a Director since June 2008. He served as our Interim Co-CEO from December 23, 2012 until March 18, 2013. Mr. McNamee has been on the board of directors of Red Dot Corporation since November 2016 and CEO since January 2, 2017. He has been a Principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. From 1994 to 1998, he served as the Chairman, President and CEO of Continental Circuits Corporation, which manufactured complex, multi-layer circuit boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s Interim Chief Technology Officer and Senior Vice President in charge of operations in Malaysia and Phoenix, Arizona. Mr. McNamee received his B.S. degree in Industrial Engineering from Purdue University. Mr. McNamee’s past and ongoing business experiences and education have provided our

Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 59.

Kimberly J. McWaters has served as a Director since August 2014. She is currently the CEO and Chairman of the Board for Universal Technical Institute, Inc. (“UTI”), a publicly traded company and leading provider of postsecondary education for students seeking careers in areas such as automotive repair. Ms. McWaters has spent her entire career at UTI, and has served as CEO since 2003, before being appointed Chairman of the Board in 2013. Ms. McWaters also serves as a director of the Penske Automotive Group, Inc. (“PAG”) and has served on the boards of directors of the Boys and Girls Clubs of Metropolitan Phoenix and Fresh Start Women’s Foundation for more than a decade. She holds a B.S. degree in Business Administration from the University of Phoenix. Ms. McWaters’ qualifications to sit on our Board include her experience in general management, business development/strategic planning and sales and marketing, as well as her experience as a director of a public company. Age 52.

Lawrence Trachtenberg has served as a Director since 1995. He served as our Interim Co-CEO from December 23, 2012 until March 18, 2013. He previously served as the Company’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and the Chief Financial Officer and Treasurer positions in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continued to serve the Company thereafter as a non-officer employee until February 28, 2012. Mr. Trachtenberg received his J.D. degree from Harvard Law School and his B.A. degree in Accounting/Economics from Queens College of the City University of New York. In addition to his experience in financial, legal and accounting matters, Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service. Age 60.

EXECUTIVE OFFICERS

In addition to Mr. Olsson, the following individuals are executive officers of the Company. There are no family relationships among any of our current Directors or executive officers.

Mark E. Funk has served as our Executive Vice President and Chief Financial Officer since November 2008. Prior to joining us, Mr. Funk was with Deutsche Bank Securities Inc. from September 1988 to November 2008, most recently as Managing Director in its Structured Debt Group, where he worked on numerous high profile transactions. During his tenure at Deutsche Bank, Mr. Funk worked in their New York, London, Chicago and Los Angeles offices. Prior to joining Deutsche Bank, Mr. Funk passed the certified public accountant examination and was a senior auditor with KPMG. Mr. Funk earned a B.S. degree in Business Administration from California State University Long Beach and a MBA from University of California, Los Angeles. Age 54.

Kelly Williams has served as our Executive Vice President and Chief Operating Officer since June 2014. He joined Mobile Mini in July 2013 and has previously served as our Senior Vice President, Western Division and Regional Manager. Prior to joining us, Mr. Williams spent eight years in the equipment rental industry, including at RSC, as a Vice President, Regional Vice President, Regional Sales Director, Regional Fleet Director and District Manager. He has also spent ten years in the car rental business in various leadership roles. Mr. Williams earned a B.A. degree from Anderson University. Age 46.

Christopher J. Miner has served as Senior Vice President and General Counsel since December 2008. He joined Mobile Mini in June 2008 as Vice President and General Counsel. He was previously a partner at DLA Piper from 2007 to 2008 and advised numerous corporate and financial institution clients on merger, acquisition and capital markets transactions. Prior to that, Mr. Miner was a partner at Squire, Sanders & Dempsey, which he joined in 2004. He was an attorney in New York and Europe with Davis Polk & Wardwell from 1999 to 2004 where he specialized in corporate and securities law. He also serves on the board of A New Leaf, a provider of emergency shelter and services to those suffering from domestic violence and homelessness. Mr. Miner received a B.A. degree and a J.D. degree from Brigham Young University. Age 45.

Chad Ainsworth has served as Vice President and Chief Accounting Officer since August 2016. Mr. Ainsworth previously served as Vice President, Finance and Controller of Origami Owl, LLC from May 2015 until August 2016 and Vice President and Controller from December 2013 until May 2015. From August 2005 until December 2013. Mr. Ainsworth held various positions with KPMG, LLP, most recently as an Audit Senior Manager. Mr. Ainsworth holds a B.S. degree in Business Administration—Accounting, and a Masters of Accounting degree from the University of Arizona and is a registered Certified Public Accountant. Age 33.

Lynn Courville was an executive officer throughout 2016 but departed the Company as of February 28, 2017.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the Proxy Card)

The Audit Committee of our Board has selected KPMG LLP to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2017. KPMG LLP has acted in such capacity since May 17, 2013. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2017 will stand, unless the Audit Committee determines there is a reason to make a change.

Representatives of KPMG LLP will attend the Annual Meeting, have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm. Accordingly, all services and fees in 2016 provided by KPMG LLP were pre-approved by the Audit Committee.

Our Board unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for 2017.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP and Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, as applicable, and fees billed for other services rendered by KPMG LLP and Ernst & Young, as applicable, during those periods.

Fee Category	2015 Fees	2016 Fees
Audit fees(1)	$1,250,000	$1,064,500
Audit-related fees	—	—
Tax fees(2)	369,987	242,126
All other fees	—	—
Total fees	$1,619,987	$1,306,626

(1)

Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the review of the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt securities; review of documents filed with the SEC; and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Audit fees for 2016 relate to work performed by KPMG LLP, 2015 audit fees include $1,175,000 related to work performed by KPMG LLP, and the remainder related to Ernst and Young LLP, our predecessor public accounting firm.

(2)

Tax fees relate to tax compliance and consulting services related to federal, state, local and franchise taxes, as well as compliance and consulting services related to the Company’s United Kingdom operations and the Company’s Canadian subsidiary.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1)

Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)

Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, audits of employee benefit plans, and special procedures required to meet certain regulatory requirements.

(3)

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assistance with the coordination and execution of tax-related activities, primarily in the area of corporate development; support for other tax-related regulatory requirements; and tax compliance and reporting.

(4)

All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and budgets the fees for each service category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by service category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2016, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,
(2)

discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), and

(3)

received the written disclosure and letter from KPMG LLP with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed the matters therein with KPMG LLP.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC.

THE AUDIT COMMITTEE

Lawrence Trachtenberg (Chair)

James J. Martell

Stephen A McConnell

Frederick G. McNamee, III

Kimberly J. McWaters

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION

REGARDING EXECUTIVE COMPENSATION

(SAY-ON-PAY)

(Item No. 3 on the Proxy Card)

Background

The Dodd-Frank Act requires that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers, as described in the “Compensation Discussion and Analysis” section (“CD&A”) elsewhere in this Proxy Statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure as set forth in this Proxy Statement. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2016 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board or our compensation policies as they relate to risk management.

The CD&A of this Proxy Statement provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance at or above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

Please refer to the CD&A of this Proxy Statement and accompanying tables and, in particular, the “Our Executive Compensation Program Framework” section contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

Further details concerning the elements of our executive compensation program, how we implement our philosophy and goals, and how we apply the above principles to our compensation program are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded. In addition, the CD&A includes discussion regarding the results of the prior year Say-on-Pay results and the Compensation Committee’s response to the results.

The vote solicited by this Proposal 3 is advisory, and, therefore, is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the Annual Meeting of Stockholders.”

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution.

PROPOSAL 4 — ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(SAY-WHEN-ON-PAY)

(Item No. 4 on the Proxy Card)

Background

In addition to holding an advisory Say-on-Pay vote on executive compensation, the Dodd-Frank Act also requires that we conduct a separate non-binding advisory vote on the frequency of future Say-on-Pay votes, commonly referred to as “Say-When-On-Pay” vote.   Stockholders may cast a non-binding advisory vote on whether they would prefer that we hold the advisory Say-on-Pay vote every year, every two years or every three years.  Stockholders may also abstain from voting on this matter.

At the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”), the stockholders voted on the first advisory Say-When-On-Pay vote, electing to hold an advisory Say-on-Pay vote every three years. However, despite this flexibility from our stockholders, the Board believed that providing an annual advisory vote was an important means of obtaining feedback from the Company’s stockholders about executive compensation, and was consistent with best practices from a governance perspective. Accordingly, following the Company’s 2011 Annual Meeting, the Board voluntarily adopted a recommendation of an annual advisory vote on executive compensation.

We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.  For the reasons described below, our Board recommends that our stockholders select a frequency of every year, or an annual vote.

Our Board believes that the Company’s current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders.  Our Board has determined that an advisory vote on executive compensation every year is the best approach for the Company based on a number of considerations, including the following:

•	Annual votes will allow stockholders to provide the Company with their direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every year;
•

Annual votes are consistent with Company policies of annually seeking input from, and engaging in discussions with, the Company’s stockholders on corporate governance matters and executive compensation philosophy, policies and practices; and

•	Less frequent votes could allow an unpopular pay practice to continue too long without timely feedback.

The Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders.  We understand that stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

Stockholders are not voting to approve or disapprove the recommendation of our Board.  Rather, stockholders are being provided with the opportunity to cast a non-binding advisory vote on whether the advisory Say-on-Pay vote should occur once every (i) one year, (ii) two years or (iii) three years, or to abstain from voting on the matter.

The vote on this proposal is advisory, and, therefore, is not binding on the Company, our Board or our Compensation Committee in any way.  However, our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote in determining the frequency of future advisory votes on the compensation of our named executive officers.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to approve the frequency of future Say-on-Pay votes.  Abstentions will have the same effect as voting against all of the frequency alternatives.  Because broker non-votes are not counted as votes for or against the proposal, they will have no effect on the outcome of the vote.  If a majority of the shares present in person or by proxy and entitled to vote on the matter do not vote in favor of one of the three frequencies, the frequency which receives the highest number of votes will be considered to be the frequency favored by stockholders.

Our Board unanimously recommends that you vote for the option of “EVERY YEAR” as the frequency of future Say-on-Pay votes.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes Mobile Mini’s executive compensation program for fiscal year 2016. We use our compensation program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (for purposes of this CD&A, the “Committee”) of the Board made 2016 compensation decisions for the following Named Executive Officers:

NEO	Title
Erik Olsson	President & CEO
Mark E. Funk	Executive Vice President & Chief Financial Officer
Kelly Williams	Executive Vice President & Chief Operating Officer
Christopher J. Miner	Senior Vice President & General Counsel
Lynn M. Courville (1)	Senior Vice President of Human Resources

(1) Ms. Courville departed the Company on February 28, 2017 to pursue other opportunities.  No replacement has yet been announced.

EXECUTIVE SUMMARY

We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. We are committed to the highest standards of ethics, business integrity and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value. A summary of our compensation and governance practices are listed below:

We do		We do not
✓ Place heavy emphasis on variable compensation, meaning cash and equity awards are dependent on the achievement of short-term and long-term financial goals	✓ Elect all Directors annually	× Offer compensation-related tax gross ups
✓ Use performance-related long-term compensation in the form of performance-based stock options	✓ Elect Directors by majority vote	× Have any significant perquisites
✓ Have stock ownership requirements for executives and Directors that reinforce alignment between stockholders and our NEOs	✓ Have an independent Chairman	× Allow pledging, hedging, and trading in derivatives of Mobile Mini securities
✓ Have an executive compensation clawback policy to ensure accountability	✓ Split the roles of Chairman and Chief Executive Officer	× Have special retirement programs
✓ Have an independent compensation consultant advising the Compensation Committee	✓ Perform annual Board and committee self-evaluations	× Reprice or cash out underwater stock options
✓ Actively solicit feedback from our stockholders on compensation and governance matters	✓ Have a comprehensive Code of Business Conduct and Ethics and Corporate Governance Guidelines	× Guarantee bonuses
✓ Have minimum vesting periods written into our Amended and Restated Equity Incentive Plan	✓ Grant the Board and each committee express authority to retain outside advisors	× Have “single trigger” change of control provisions in executive employment agreements

A brief summary of our STI and LTI plans for 2016 is provided below:

Short-Term (Annual Bonus) Incentive Plan Features
Form of Equity Award	2016 Grants
Metrics	Rental Revenue and Adjusted EBITDA
Weighting	50% Rental Revenue 50% Adjusted EBITDA

Long-Term Incentive Plan Features
Form of Equity Award	2016 Grants
Restricted Stock (50% of total grant)	Vests over four years (time based only vesting)
Stock Options (50% of total grant)	“Performance-based” options which vest over three years only upon the achievement of annual performance criteria
Stock Option Performance Criteria	Return on Capital Employed (“ROCE”) improvement over prior year

2016 Compensation Highlights:

•	Base salaries for our NEOs increased between 0% and 6.1%,
•	The 2016 annual STI (bonus) plan, which was paid in February 2017, was paid at 27.7% of target, and
•	NEOs received LTI plan awards granted in the form of performance-based options and restricted stock.
o

Performance criteria related to the first tranche of the performance-based options granted in 2016, were not met. Therefore the shares related to this tranche were forfeited. The remaining tranches are contingent on performance in 2017 and 2018.

For more information please refer to “Our Executive Compensation Program in Detail” section.

2016 Say-on-Pay Results and Stockholder Outreach, the Committee’s Response and 2016 Changes

At our 2016 Annual Meeting, we received substantial support for our executive compensation program, with approximately 96% of the stockholders who voted on the Say-on-Pay proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make substantive changes to the program design following the 2016 Annual Meeting.

We value our stockholders’ perspective on our business and each year interact with stockholders through numerous stockholder engagement activities. In 2016, these activities included participation in investor conferences, meetings with individual stockholders throughout the year, as well as meeting with stockholders and answering questions at our 2016 Annual Meeting.

As part of this outreach, beginning in December 2016, we contacted each of our top 25 stockholders, representing approximately 89% of our outstanding shares, for feedback relating to our corporate governance and executive compensation programs. Additionally, we offered meetings with senior management and Sara Dial, the chairman of our Compensation Committee. Of the investors we contacted, holders representing approximately 26% of our outstanding shares participated in meetings with management.

From the investors we spoke to, we received the following feedback:

•

General praise for the strong and proactive changes the Company has made in current pay practices and corporate governance in recent years, particularly adopting majority voting and eliminating the staggered Board,

•	Strong support for the Company’s redesigned STI and LTI plans,

•	There was no preference for any particular equity vehicle or metric so long as they are linked to how the Company is managed and they drive returns for stockholders, and
•

There were no strong feelings about other corporate governance changes (noting that we have made many in the past several years) nor were there other pay or governance concerns or issues for us to bring back to the Committee for discussion.

In addition, the Committee’s independent compensation consultant, Pearl Meyer, as well as another third party reviewer, performed historical analysis of Mobile Mini’s performance in several common performance measures versus total stockholder return (“TSR”). The metrics of Rental Revenue, ROCE and adjusted EBITDA were found to most closely correlate with TSR over the past five years. Due to the capital nature of the business and the internal focus on generating long-term returns on capital, the Committee decided that ROCE would be the appropriate performance metric for the LTI plan of performance-based equity and Rental Revenue and adjusted EBITDA are appropriate metrics for the STI annual bonus plan.

As a result of these activities and the feedback received, we further strengthened our compensation practice by incorporating the following in 2015 and 2016:

•

Transitioned from premium-priced options to performance-based options in our 2016 LTI plan, utilizing annual change in ROCE as the performance measure due to its correlation to TSR over time and the nature of our business,

•	Changed the 2016 STI plan to use metrics which have historically tracked with TSR: Rental Revenue and adjusted EBITDA,
•	Amended our Amended and Restated Equity Incentive Plan to forbid the Company from cashing out options in connection with a repricing of underwater options (which was already itself forbidden),
•	Amended our Amended and Restated Equity Incentive Plan to require a minimum vesting period for at least 95% of the equity granted pursuant to our equity plan, and
•	Differentiated our STI plan from our LTI plan by utilizing different target metrics that relate to short-term financial goals.

At our 2016 Annual Meeting, approximately 96% of the Say-on-Pay votes cast by our stockholders were in favor of our executive compensation program. We believe this level of affirmation indicates strong support of our current approach to compensation, including compensation changes incorporated in 2016.

OUR EXECUTIVE COMPENSATION PROGRAM FRAMEWORK

Our Compensation Philosophy and Objectives

There are three primary tenets that support Mobile Mini’s executive compensation philosophy and objectives:

•

Attract, motivate and retain superior people in key positions. We believe executives’ target total direct compensation (“TDC”) should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for market share and executive talent. We use a mix of fixed (cash) and variable (cash and equity) pay to support this objective.

•

Reward the achievement of identified financial goals by the Company. We believe that a significant portion of an executive’s TDC should be variable and emphasize an appropriate balance of both short- and long-term financial and strategic performance. We focus our executives on performance measures that we believe are critical to enhancing long-term stockholder value creation.

•

Align the interests of the Company’s executives with those of its stockholders. We believe delivering a significant portion of TDC to our NEOs in the form of long-term incentives that are impacted by our stock price provides a clear incentive to drive long-term stockholder value creation. It also supports our retention goals, encourages stock ownership and does not promote unnecessary or excessive risk taking.

Our 2016 executive compensation program is comprised of the following:

Element	Form	Purpose/Description
Base Salary	Cash (Fixed)

•  Provide a competitive base salary rate relative to similar positions in the market, which enables the Company to attract and retain highly skilled executive talent. NEOs are generally eligible for increases annually, depending on Company and individual performance.

Annual STI (Bonus)	Cash (Variable)

•  Provide competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals measured over the current year.

•  2016 targets are based on the achievement of specific rental revenue and adjusted EBITDA objectives.

Annual LTI	Equity (Variable)

•  Provide incentives for executives to reach financial goals and align their long-term economic interests with stockholders and serve as a retention tool.

•  50% performance-based stock options with an exercise price equal to the stock price at grant.

〇  Eligible to vest annually over three years.

〇  Vesting is based on annual improvement in ROCE year-over-year.

〇  If minimum targets are not achieved, no options are vested. Participants may earn from 50% to 200% of the target options awarded depending upon actual results once minimum performance targets are achieved. Options that do not vest in any given year are forfeited.

〇  There is no “look back” or right to re-earn options not earned in prior years.

•  50% of the grant value is time-based (service-vested over four years) restricted stock.

The Committee has historically split the equity vehicles between 50% time-based vesting equity, which it views as a being a retention tool, and 50% performance-based equity, which the Committee views as a tool to incentivize long-term goal achievement.

NEOs are also eligible for other benefits, including a qualified 401(k) Plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and they may receive a company matching contribution. Modest ancillary benefits are also provided to executives by the Company. See “401(k) Savings Plans and Other Retirement Benefits” below for more information.

Pay Mix

The charts below show that most of our NEOs’ target TDC (i.e., base salary, annual STI (bonus), and annual LTI (equity)) for 2016 is variable (74% for our CEO and an average of 71% for our other NEOs). These charts exclude the value of other benefits and perquisites.

Both individual compensation elements and TDC are structured to be closely aligned with the compensation of similarly-sized, U.S.-based companies in our industry and related industries. We believe the salaries we pay to our NEOs are appropriate relative to the salary levels paid by Mobile Mini’s peer group. This belief is supported by the results of Pearl Meyer’s 2015 compensation review, which reflected that our base salaries were approximately at the 50th percentile levels in the aggregate relative to market.

In developing the target TDC arrangement for our CEO, the Board placed significant emphasis on aligning Mr. Olsson’s compensation with stockholder value creation. Particular emphasis was placed on stock-based compensation, which has inherent performance criteria. Mr. Olsson’s target TDC for fiscal year 2016 was $3.8 million, which was an increase of $300,000 to his target TDC from fiscal 2015.

Element of TDC	2015 Target TDC	2016 Target TDC
Base Salary	$1,000,000	$1,000,000
Target Annual STI (Bonus)	1,000,000	1,000,000
Target Annual LTI	1,500,000	1,800,000

The Decision Making Process

Role of Compensation Committee

The Compensation Committee oversees the executive compensation program. The Committee is comprised solely of independent, non-employee members of the Board. The Committee works very closely with management and the Committee’s independent consultant, Pearl Meyer, to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s Charter, which is available on the Company’s Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

The Committee typically works closely with the CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets the executive compensation plan during November or December of each year in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year. The CEO typically makes recommendations for any yearly increase to the other NEO’s base salaries in February or March of each year.

The Committee has no pre-established policy or set allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods.

Role of the CEO

The CEO makes recommendations to the Committee and the full Board for the establishment of performance targets and individual performance objectives for the other NEOs.

The CEO reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of such NEO’s performance to the Committee. Decisions regarding individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee and the CEO also consider a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the CEO makes recommendations regarding each of the other NEOs’ compensation based on multiple factors, including the competitive market and Company and individual performance. The full Board ultimately approves all compensation plans for senior management (including for the CEO’s compensation).

The CEO does not participate in the deliberations of the Committee regarding his own compensation.

Role of Compensation Consultant

Pursuant to its Charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, the Committee has engaged Pearl Meyer from time to time to review various elements of the Company’s overall compensation program, including performing reviews of the Company’s executive and non-employee Director compensation plans.

The Role of Benchmarking and Peer Groups

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive and complex talent market. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Committee considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

In 2015, to facilitate its review and determination of executive compensation, the Committee engaged Pearl Meyer to conduct a comprehensive, competitive review of our executive compensation program. In connection with this review and in consultation with Pearl Meyer and senior management of the Company, the Committee identified a peer group composed of industry competitors and related industry companies roughly similar to the Company in revenue size or market capitalization. The peer group consisted of the 15 companies listed in the table below:

Peer Group		Peer Data (in millions)*
Aircastle Ltd	McGrath Rentcorp	Percentile	Revenue	Market Cap
Air Lease Corp.	Ritchie Bros Auctioneers Inc.	25th	$539	$562
Ashtead Group Plc	Speedy Hire Plc	50th	806	792
CAI International Inc.	TAL International Group Inc.	75th	1,131	2,194
G&K Services, Inc.	Team, Inc.
GATX Corp.	United Rentals Inc.	Mobile Mini	$531	$1,394
General Finance Corp.	U.S. Ecology, Inc.
H&E Equipment Services, Inc.

*	Market Capitalization is as of December 31, 2015. Revenue is for the year ended December 31, 2015.

In an effort to provide greater comparability in terms of business focus and revenue scope, the 2015 peer group included the addition of CAI International, Inc. and U.S. Ecology, Inc. as replacements for Iron Mountain, Inc. and Strongco Corp.

In addition to peer group data, five published or private compensation surveys were also utilized in Pearl Meyer’s 2015 report and comparisons to survey benchmark positions were made based on Mobile Mini’s size. Pearl Meyer completed its review in December 2015 and presented its analysis of the Company’s executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s target TDC was between the 50th and 75th percentile market levels. The Compensation Committee intends to engage a third-party compensation consultant during 2017 to complete an updated comprehensive review of our compensation program.

OUR EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Mobile Mini provides NEOs a base salary to compensate them for services rendered during the fiscal year. Base salary for each NEO is determined on the basis of his or her position and responsibility. During its review of base salaries, the Committee primarily considers the CEO’s assessment of each NEO’s individual performance and input from its independent compensation consultant. Salary levels are considered annually as part of the Committee’s year-end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted between December and January of each year. The Committee determined the appropriate base salary for each NEO as follows:

NEO	2015 Base Salary	2016 Base Salary	Increase
Erik Olsson	$1,000,000	$1,000,000	0.0%
Mark E. Funk	424,360	450,091	6.1%
Kelly Williams	424,360	440,091	3.7%
Christopher J. Miner	319,609	330,697	3.5%
Lynn M. Courville	231,750	241,002	4.0%

Base salaries are shown as of the end of the applicable year.

Short-Term Incentive Plan

In 2016, bonus payouts were based on Rental Revenue growth and adjusted EBITDA targets. Each criterion functions independently and the threshold payout is 50%, with maximum payout of 200% for each criterion. We chose to utilize these metrics for the annual STI (bonus) plan, as the Committee believes that Rental Revenue growth is an effective short-term performance indicator and over time drives long-term stockholder returns. Additionally, given the capital intensive nature of our business, the Committee believes that adjusted EBITDA is an appropriate measure of profitable growth.  Using these metrics differentiates the short-term financial goals utilized from those used for long-term incentives.

Target annual STI (bonus) opportunities are expressed as a percentage of base salary, and were established by the Committee based on the NEO’s level of responsibility and his or her ability to impact overall results. The Committee also considers market data in setting target award amounts. Target and maximum award opportunities in 2016 were as follows:

	Target Award Opportunity (% of Annual Base Salary)
NEO	Target	Maximum
Erik Olsson	100%	200%
Mark E. Funk	75%	150%
Kelly Williams	75%	150%
Christopher J. Miner	75%	150%
Lynn M. Courville	75%	150%

Actual bonus payouts depend on the achievement of specific financial goals, and can range from 0% to 200% of target award amounts. For 2016, NEO bonus payouts were based on the achievement of Rental Revenue and adjusted EBITDA targets, each of which were weighted equally (i.e., 50% for each). Generally, the Committee endeavors to set the target payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year.

The Company’s budgeting process and the related establishment of bonus payout levels involve the formulation of various operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry), in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted to account for acquisitions and other events that have quantifiable effects upon the Company’s results of operations, including those metrics upon which variable compensation is predicated. The relationship between the level of performance achieved and overall bonus payout is as follows:

	Rental Revenue Growth		Adjusted EBITDA Dollars
	Performance Achieved	Bonus Payout	Performance Achieved	Bonus Payout
Performance Level	as % of Target	as % of Target	as % of Target	as % of Target
Maximum	120%	200%	105%	200%
Target	100%	100%	100%	100%
Threshold	80%	50%	95%	50%

The following chart illustrates, for the NEOs, the performance category weighting and the performance levels necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results during the 2016 measurement period (dollars in millions):

	Performance Achievement Levels*
Measure	Threshold	Target	Maximum	Results Achieved	Bonus Payout as % of Target	Weighted Payout as a % of Target
Rental Revenue Growth over Prior Year(1)	4.0%	5.0%	6.0%	2.5%	0.0%	27.7%
Adjusted EBITDA(1)	$193.9	$204.6	$215.2	$195.1	55.4%

*	Bonus payout amounts are linearly interpolated between performance achievement levels.
(1)

Adjusted EBITDA is defined as net income before discontinued operation, net of tax (if applicable), interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense (if applicable), including any write-off of deferred financing costs and excludes certain non-cash expenses, as well as transactions that management believes are not indicative of our ongoing business.

For the purpose of determining the percent of target achieved in conjunction with the 2016 STI plan, the Compensation Committee further considered certain non-recurring items or events during the year in the calculation of results achieved.

Long-Term Incentive Plan

NEOs are eligible to receive long-term incentive awards under our stockholder approved Amended and Restated Equity Incentive Plan. In granting awards under this plan, the Committee may establish conditions or restrictions it deems appropriate.

For fiscal year 2016, long-term incentives were granted as follows:

•

50% in the form of performance-based stock options. Specifically, NEOs will not realize any value unless the performance criteria are met and our stock price appreciates. One-third of the target options are eligible for vesting in any given year.

o	Exercise price equals the price of the Company’s common stock on the date of grant.
o	Vesting of options is based on annual improvement in ROCE year-over-year.
o	Participants may earn from 50% to 200% of the target options awarded assuming at least minimum performance targets are achieved, and depending upon actual results.
o

Performance goals apply individually within the three-year performance cycle of the original grant. If ROCE performance does not meet the threshold for a given year, those options for that year will be forfeited, however, the options vesting in the next year will not be affected.

o	There is no look back or right to re-earn options not earned in prior years.
•	50% in the form of time-based (service-vested) restricted stock. Restricted stock vests 25% annually until it becomes fully vested on the fourth anniversary of the grant date.

The Compensation Committee chose ROCE as the metric to use for the performance-based stock options, because it believes that improvement in ROCE more closely correlates to improvement in TSR than other metrics that were considered. The attainment of the performance criteria is based on the achievement of goals for each year within the three-year period.

The grant values of the long-term incentives awarded to each of our NEOs in 2016:

	Target LTI	Target Value of LTI
NEO		Stock Options	Restricted Stock
Erik Olsson	$1,800,000	50%	50%
Mark E. Funk	795,675	50%	50%
Kelly Williams	795,675	50%	50%
Christopher J. Miner	479,414	50%	50%
Lynn M. Courville	347,625	50%	50%

Annual equity grants are generally awarded during the first quarter of the year. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee typically grants an equity award at the time the individual first assumes the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee.

For more detailed information, please refer to the “2016 Grants of Plan-Based Awards” section below.

LTI Performance-Based Awards Results

2016 Grants

In 2016, as discussed previously in this section, the Company awarded performance-based stock options, the vesting of which is contingent upon ROCE goals established by the Committee. Performance goals apply individually within the three-year performance cycle of the original grant. If ROCE performance does not meet the threshold for a given year, those options for that year will be forfeited, however, the options vesting in the next year will not be affected.  Results for the first tranche of the 2016 grants, achievement of which was based on results for the twelve months ended December 31, 2016 are as follows:

	Performance Achievement Levels
Measure	Threshold	Target	Maximum	Achieved	% of Awards Vested
ROCE Growth over Prior Year (1)	2.0%	4.0%	8.0%	-2.1%	0.0%

_______________________

(1)

ROCE for compensation purposes is defined as earnings before interest and taxes, as adjusted by the Committee for certain items that are not considered indicative of our operations, divided by average capital employed.

Granted Prior to 2016

In 2013, the Company awarded performance-based restricted stock awards based on achievement of target adjusted EBITDA for the twelve months ended December 31, 2016.  Set below is a table that summarizes the terms of these awards:

Vesting	Target Amount	% of Target Achieved	Outcome
	(in millions)
2013 Grants (Ms. Courville)
2016 Criteria	$248.5	78.5%	would not vest
Cumulative Criteria	652.8	89.0%	did not vest
2013 Inducement Grants (Mr. Olsson)(1)
2016 Criteria	$248.5	78.5%	would not vest
Cumulative Criteria	815.1	91.2%	12% vest

_______________________

(1)	Performance-based grants awarded as one-time inducement grant. Also includes a net debt performance criterion, which was met each year.

OTHER PRACTICES, POLICIES & GUIDELINES

Stock Ownership Guidelines

To further align the interests of the Directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. These guidelines establish an expectation that, within a five-year period from the guideline adoption date, or date of hire, executive officers shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual’s annual base salary as follows:

•	CEO: five times base salary
•	EVPs and SVPs: three times base salary
•	VPs: one times base salary
•	Non-Employee Directors: five times annual retainer and committee fees paid in cash

Until the amount contemplated by such guidelines is achieved, or if an officer or a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, such officer or Director is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares or other similar full value awards, in each case netted to pay any exercise price or withholding taxes.

At December 31, 2016, all current NEOs and Directors either met the ownership guidelines or were within the five-year phase-in period.

Clawback Policy

Consistent with the Dodd-Frank Act, the Board has adopted a policy that will enable the Company to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

401(k) Savings Plans and Other Retirement Benefits

Mobile Mini maintains contributory 401(k) retirement plans covering eligible employees in the United States and to which Mobile Mini makes certain matching contributions. These plans are designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The amount the Company contributed on the behalf of each NEO in 2016, if any, is reflected in the “2016 Summary Compensation Table” in this Proxy Statement. The Company maintains similar plans in Canada and the United Kingdom, regulated by the laws in those countries.

The Company does not maintain any other retirement plans under which executives or any other employees earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2016 are included in the “2016 Summary Compensation Table” in this Proxy Statement.

Deductibility of Executive Compensation

In making compensation decisions, the Compensation Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the limitation of the tax deduction for Compensation paid to our executives. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that is not reasonable or exceeds $1 million in any taxable year. There are certain exceptions to this limitation, including that the compensation be considered “performance-based.” Some compensation paid to our NEOs is not deductible due to Section 162(m) limitations.

Within our executive compensation program, all stock option grants are considered performance-based and are thereby not limited; however, the deduction for compensation derived from time-based restricted stock or unit awards and certain bonus payments can potentially be limited by the Section 162(m). The Committee believes that it is important to retain the flexibility to have programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility and adjust our executive compensation program to secure tax deductions to the extent that it believes such result is consistent with the principles underlying our executive compensation philosophy.

Derivatives Trading

Executive officers, including the NEOs, may not purchase or sell options on Mobile Mini common stock, or engage in short sales of Mobile Mini common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Mobile Mini common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

EMPLOYMENT AGREEMENTS AND TERMINATION PAYMENTS

Employment Agreements

We have entered into employment agreements with each of our NEOs, which have been amended from time to time and are included as Exhibits to our 2016 Form 10-K. The agreements, which expire on December 31st of each year, are subject to automatic extensions for successive one-year periods unless the Company or the NEO gives written notice within the 90 day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

On January 14, 2016, we entered into an amended and restated employment agreement with Mr. Olsson, our President and CEO.  The agreement extended the term of his employment through December 31, 2016, with automatic successive one-year periods.  The agreement, which was effective as of January 14, 2016, did not change Mr. Olsson’s base salary or annual bonus target compensation.  Mr. Olsson’s LTI target was increased to $1,800,000 from $1,500,000.  The amended and restated employment agreement provides for the acceleration of certain future equity awards in connection with separation as described below.

On January 20, 2017, we entered into a termination of employment contract and mutual release (the “Separation Agreement”) with Ms. Courville, our former Senior Vice President of Human Resources, who departed the Company on February 28, 2017. Pursuant to the terms of the Separation Agreement, Ms. Courville was entitled to the severance benefits outlined in her employment agreement for a termination by the Company “without Cause.” If Ms. Courville breaches the Separation Agreement, including her continuing non-compete obligations, the Company will be entitled to, among other things, a refund of the consideration paid to Ms. Courville pursuant to the Separation Agreement.

Termination for Cause

The Company may terminate Mr. Olsson’s employment agreement for Cause (as defined in the employment agreement), which includes (i) theft, material dishonesty in connection with Mr. Olsson’s employment, or intentional falsification of any employment or Company records; (ii) intentional and improper disclosure of Company’s confidential or proprietary information; (iii) Mr. Olsson’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs Mr. Olsson’s ability to perform his duties for Company; (iv) willful misconduct or breach of fiduciary duty for personal profit by Mr. Olsson; (v) Mr. Olsson’s material failure to abide by Company’s Code of Business Conduct and Ethics or the Supplemental Code of Ethics policies resulting in demonstrable injury to Company or its reputation; or (vi) a material breach of the employment agreement by Mr. Olsson which is not cured within 30 days of receipt by Mr. Olsson of reasonably detailed written notice from Company. The Company may also terminate the employment agreement upon Mr. Olsson’s disability or by written notice.

The Company may terminate the other NEOs’ employment agreements for Cause (as defined in the employment agreements), which includes (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon the NEO’s disability or by written notice.

Termination for Good Reason

Mr. Olsson may terminate the employment agreement for Good Reason (as defined in the employment agreement), which includes (i) a material, adverse change in his authority, duties or responsibilities, including, without limitation, any change in his reporting relationship such that he ceases to report directly to the Board; (ii) a failure to pay his base salary or bonus, or any material reduction in his base salary or his target bonus percentage opportunity (subject to applicable performance requirements with respect to the actual amount of bonus earned by Mr. Olsson); (iii) the relocation of his work place for Company to a location more than 50 miles from the primary work location, unless the new primary work location is less than 50 miles away from his home immediately prior to the change; or (iv) the failure of Company or any successor to honor any material term of the agreement. Mr. Olsson may also voluntarily terminate the employment agreement by giving 30 days prior written notice to the Company. In the event Mr. Olsson is terminated by the Company without Cause, or if he terminates his employment for Good Reason, Mr. Olsson will receive a cash severance payment (totaling two times his annual base salary) over a period of 24 months, in lieu of a lump sum payment. Mr. Olsson will also receive a pro-rated bonus based on actual results for the year in which the termination date occurs. Additionally, Mr. Olsson will be entitled to certain share-based awards as described below and payment of health care benefits for 24 months. Mr. Olsson will not receive any severance benefit in the event of his death or disability.

The other NEOs may terminate their employment agreements for Good Reason (as defined in the employment agreements), which includes (i) assignment of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assignment an agreement to assume and perform under the employment agreement (for each NEO, except Mr. Funk), or (vi) relocation of the NEO to an office outside the Phoenix metropolitan area (for certain NEOs). NEOs may also voluntarily terminate their employment agreements by giving 90 days prior written notice to the Company. In the event any of the other NEOs are terminated by the Company without Cause, or if any such NEO terminates his or her employment for Good Reason, such NEO will receive cash severance payments totaling the NEO’s highest annual base salary in effect at any time prior to the date the notice of termination is given plus an amount equal to (i) 100% of the higher of the then in effect annual base salary or the annual base salary in effect during the prior 12 months for Mr. Funk, or (ii) 75% of the then in effect annual base salary for the other NEOs. Such payments are payable in a lump sum. Our other NEOs will also continue to receive health care benefits for 12 months and will be entitled to certain share-based awards as described below. In the case of death or disability of any of our other NEOs, his or her estate is entitled to a pro-rated amount of his or her cash bonus for the portion of the bonus period prior to death or disability (determined by the average cash bonus amount paid in the preceding two years).

Change in Control

Each of our NEOs is entitled to receive severance payments if terminated without Cause or for Good Reason within one year of a Change in Control. A Change in Control (as defined in the employment agreements) of the Company, includes (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination associated with a Change in Control, Mr. Olsson will receive a cash severance payment (totaling two times the sum of his annual base salary plus his target bonus). Mr. Olsson will also receive a pro-rated bonus based on actual results for the year in which the termination date occurs. Additionally, Mr. Olsson will be entitled to certain share-based awards as described below and payment of health care benefits for 24 months.

In the event any of the other NEOs are terminated by the Company in conjunction with a Change in Control, or if any such NEO terminates his or her employment for Good Reason, such NEO will receive cash severance payments totaling two times the sum of the NEO’s highest annual base salary in effect at any time prior to the date the notice of termination is given plus an amount equal to (i) 100% of the higher of the then in effect annual base salary or the annual base salary in effect during the prior 12 months for Mr. Funk, or (ii) 75% of the then in effect annual base salary for the other NEOs. Such payments are payable in a lump sum.

Other

Mr. Olsson’s employment agreement also contains covenants not to solicit or compete for two years, provided that the covenant not to compete does not apply following a Change in Control unless Mr. Olsson reaffirms his compliance with such covenant following the Change in Control event.

The employment agreements for all other NEOs provide that the NEOs will not solicit employees or customers of the Company during his or her employment or within two years of the termination of employment.

Potential Payments upon Termination or Change in Control

Receipt of the severance benefits for Mr. Olsson is conditioned on Mr. Olsson’s release of claims against the Company and Mr. Olsson’s compliance with certain post-employment covenants under his employment agreement. Mr. Olsson’s severance payments and other benefits may be reduced to the extent such payments and benefits would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

In each of the circumstances described below, our NEOs are eligible to receive earned, unpaid salary through the date of termination and benefits that are unconditionally accrued as of the date of termination pursuant to policies applicable to all employees. Change in Control severance benefits would only be payable following a Change in Control if the executive was terminated without Cause or for Good Reason (a so-called “double trigger”).

Acceleration of Share-based Awards upon Termination without Cause or for Good Reason

Upon termination without Cause or for Good Reason, Mr. Olsson is entitled to accelerated vesting related to certain equity-based awards granted after January 14, 2016, the date of his most recent amended and restated employment agreement. Specifically, all service-based restrictions on outstanding equity-based awards granted after the date of the amended and restated employment agreement would lapse and such equity awards shall become 100% vested. However, any performance targets and goals applicable to performance-based option awards granted after the date of the amended and restated employment agreement must continue to be satisfied for each period relevant to such award. Performance-based restricted stock awards would not be accelerated upon such a separation. Mr. Olsson is not entitled to acceleration of restricted stock awards or stock option awards that were granted prior to January 14, 2016. Upon termination without Cause, or for Good Reason, the other NEOs are entitled to the acceleration of all awards, with the exception of any performance-based restricted stock awards, which must continue to be satisfied for each period relevant to such award.

Acceleration of Share-based Awards upon Change in Control

Upon termination within one year of change in control, Mr. Olsson and the other NEOs are entitled to the acceleration of all awards, with the exception of any performance-based restricted stock awards.

The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following NEOs under these termination scenarios as of December 31, 2016:

Termination by the Company Without Cause or by the Employee for Good Reason	Bonus Earned But Not Paid	Termination Payments	Life and Health Benefits	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Erik Olsson	$277,000	$2,000,000	$26,109	$1,037,908	$—	$3,341,017
Mark E. Funk	92,273	900,182	7,576	706,882	244,517	1,951,430
Kelly Williams	90,675	770,159	22,331	719,285	244,517	1,846,967
Christopher J. Miner	68,171	578,720	22,660	423,833	147,329	1,240,713
Lynn M. Courville	49,625	421,754	6,831	312,997	106,827	898,034

Termination Due to Death or Disability	Bonus Earned But Not Paid	Termination Payments	Life and Health Benefits	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Erik Olsson	$277,000	$—	$—	$—	$—	$277,000
Mark E. Funk	92,273	—	—	706,882	244,517	1,043,672
Kelly Williams	90,675	—	—	719,285	244,517	1,054,477
Christopher J. Miner	68,171	—	—	423,833	147,329	639,333
Lynn M. Courville	49,625	—	—	312,997	106,827	469,449

Termination Within One Year of Change in Control	Bonus Earned But Not Paid	Termination Payments	Life and Health Benefits	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Erik Olsson	$277,000	$4,000,000	$26,109	$1,969,124	$553,160	$6,825,393
Mark E. Funk	92,273	1,800,364	15,153	706,882	244,517	2,859,189
Kelly Williams	90,675	1,540,319	44,663	719,285	244,517	2,639,459
Christopher J. Miner	68,171	1,157,440	45,321	423,833	147,329	1,842,094
Lynn M. Courville	49,625	843,507	13,661	312,997	106,827	1,326,617

The value of accelerated stock awards is calculated as the $30.25 closing price of the Company’s common stock on December 30, 2016, multiplied by the number of units that would accelerate. For accelerated stock option awards that have intrinsic value (the $30.25 closing price of the Company’s common stock on December 30, 2016 is greater than the exercise price of the option), the accelerated equity value is calculated as the intrinsic value multiplied by the number of stock option awards. Accelerated stock option awards with no intrinsic value are not included in this calculation.

COMPENSATION TABLES

The following table provides information concerning the total compensation earned in fiscal years 2016, 2015 and 2014 by the CEO, the Chief Financial Officer and the three other persons servicing as executive officers at the end of fiscal year 2016 who were the most highly compensated executive officers of the Company in fiscal year 2016. These five officers are collectively referred to as the Named Executive Officers, or NEOs, in this Proxy Statement.

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Erik Olsson	2016	$1,000,000	$899,978	$900,000	$277,000	$7,200	$3,084,178
CEO & President	2015	1,038,462	749,989	749,992	164,077	7,395	2,709,915
	2014	1,000,000	750,017	749,999	760,000	7,983	3,267,999
Mark E. Funk	2016	444,153	397,830	397,832	92,273	7,933	1,340,021
Chief Financial Officer &	2015	437,354	257,498	257,499	51,826	7,902	1,012,079
Executive Vice President	2014	408,157	249,992	249,996	232,649	7,876	1,148,670
Kelly Williams(2)	2016	436,461	397,830	397,832	90,675	2,943	1,325,741
Executive Vice President &	2015	437,354	257,498	257,499	51,826	84,577	1,088,754
Chief Operating Officer	2014	316,638	257,523	257,485	194,586	26,106	1,052,338
Christopher J. Miner	2016	328,138	239,690	239,706	68,171	509	876,214
Senior Vice President,	2015	329,395	155,124	155,142	39,033	1,195	679,889
General Counsel	2014	304,835	144,988	144,999	173,756	783	769,361
Lynn M. Courville(3)	2016	238,867	173,800	173,810	49,625	4,176	640,278
Former Senior Vice	2015	238,846	112,493	112,498	28,303	1,000	493,140
President, Human Resources	2014	—	—	—	—	—	—

(1)	Salary paid in 2015 includes 27 pay periods, as compared to 26 pay periods in the other years.
(2)	Mr. Williams joined the Company in July 2013 and assumed the position of Executive Vice President, Operations in June 2014, and became an NEO in 2014.
(3)

Ms. Courville joined the Company in March 2012, assumed the position of Senior Vice President of Human Resources in August 2013, and became an NEO in 2015. On February 28, 2017, Ms. Courville left Mobile Mini and ceased to be an executive officer.

Salary. This column sets forth the base salary earned during each fiscal year.

Stock Awards. This column sets forth the grant date fair value of the restricted stock awards granted to the NEOs during each fiscal year as part of the Company’s LTI plan. The grant date fair value of these awards was calculated by multiplying the number of units awarded by the fair market value of the Company’s common stock on the grant date, or in the case of performance-based stock awards the date the award was approved by the Compensation Committee. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used to value equity awards are disclosed in Note 9 to the consolidated financial statements contained in the 2016 Form 10-K.

Option Awards. This column sets forth the grant date fair value of options to purchase shares of the Company’s common stock granted to the NEOs during each fiscal year as part of the Company’s LTI plan. The grant-date fair value of these options was calculated in accordance with stock-based accounting rules (ASC Topic 718). Performance-based awards included in the table above have been valued assuming all future performance targets will be achieved, and that all granted shares will vest at the target amount, as the Company believes full vesting is the probable outcome at the time of grant. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used to value equity awards are disclosed in Note 9 to the consolidated financial statements contained in the 2016 Form 10-K.

Non-Equity Incentive Plan Compensation. This column sets forth the amount of compensation earned by the NEOs under our STI plan. These amounts are generally paid in the first quarter subsequent to the year earned.

All Other Compensation. This column sets forth all of the compensation for each fiscal year that was not reportable in any other column of the Summary Compensation Table and consists of the following:

Named Executive Officer	Year	Auto Allowance	401(k) Match	Relocation Expense	Other	Total
Erik Olsson	2016	$7,200	$—	$—	$—	$7,200
	2015	7,200	—	—	195	7,395
	2014	7,200	—	—	783	7,983
Mark E. Funk	2016	7,200	—	—	733	7,933
	2015	7,200	—	—	702	7,902
	2014	7,200	—	—	676	7,876
Kelly Williams	2016	—	2,943	—	—	2,943
	2015	—	1,000	83,577	—	84,577
	2014	—	1,000	25,106	—	26,106
Christopher J. Miner	2016	—	509	—	—	509
	2015	—	1,000	—	195	1,195
	2014	—	—	—	783	783
Lynn M. Courville	2016	—	3,626	—	550	4,176
	2015	—	1,000	—	—	1,000
	2014	—	—	—	—	—

2016 GRANTS OF PLAN-BASED AWARDS

Stock awards vest in four equal annual installments and option awards vest in three annual installments. Vesting is contingent upon the NEO’s continued services with the Company through each vesting period. The following table sets forth certain information regarding grants of plan-based awards under the Amended and Restated Equity Incentive Plan during 2016 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum
Erik Olsson	01/20/2016					137,602	$26.23	$900,000
	01/20/2016				34,311			899,978
		$—	$1,000,000	$2,000,000
Mark E. Funk	01/20/2016					60,825	26.23	397,832
	01/20/2016				15,167			397,830
		—	333,115	666,230
Kelly Williams	01/20/2016					60,825	26.23	397,832
	01/20/2016				15,167			397,830
		—	327,346	654,692
Christopher J. Miner	01/20/2016					36,649	26.23	239,706
	01/20/2016				9,138			239,690
		—	246,104	492,207
Lynn M. Courville	01/20/2016					26,574	26.23	173,810
	01/20/2016				6,626			173,800
		—	179,150	358,301

________________________

(1)	Cash bonus subject to Rental Revenue growth and adjusted EBITDA targets.
(2)	These shares vest in four equal annual installments with the first installment vesting on the first anniversary of the award date.
(3)	These options vest in three equal annual installments, subject to performance criteria based on improvement in ROCE.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards as of December 31, 2016 for each of our NEOs included in the “2016 Summary Compensation Table”. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards						Stock Awards
										Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Unearned	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Number of Unearned Shares of Stock That Have Not Vested	Market Value of Unearned Shares That Have Not Vested
Name and Grant Date	Exercisable	Unexercisable
Erik Olsson
3/18/2013	1,000,000				$28.27	03/18/2023		(4)		8,688	$262,812
3/18/2013	500,000				32.51	03/18/2023	6,632	(5)	$200,618
3/18/2013	500,000				36.75	03/18/2023
2/18/2014	45,911	22,955	(1)		47.75	02/18/2024	9,032	(5)	273,218
1/22/2015	29,705	59,409	(1)		42.78	01/22/2025	15,120	(5)	457,380
1/20/2016			(2)	137,602	26.23	01/20/2026	34,311	(5)	1,037,908
Mark E. Funk
12/16/2010	19,666				19.76	12/16/2020
12/27/2011	66,167				18.17	12/27/2021
03/15/2013	50,006				28.83	03/15/2023
02/18/2014	15,304	7,651	(1)		47.75	02/18/2024	3,010	(5)	91,053
01/22/2015	10,199	20,397	(1)		42.78	01/22/2025	5,191	(5)	157,028
01/20/2016			(2)	60,825	26.23	01/20/2026	15,167	(5)	458,802
Kelly Williams
07/24/2013	1,126				34.90	07/24/2023	313	(5)	9,468
02/18/2014	3,290	1,645	(1)		47.75	02/18/2024	647	(5)	19,572
05/02/2014	6,756	3,377	(1)		51.74	05/02/2024	1,306	(5)	39,507
08/01/2014	6,261	3,130	(1)		42.95	08/01/2024	1,154	(5)	34,909
01/22/2015	10,199	20,397	(1)		42.78	01/22/2025	5,191	(5)	157,028
01/20/2016			(2)	60,825	26.23	01/20/2026	15,167	(5)	458,802
Christopher J. Miner
12/16/2010	8,220				19.76	12/16/2020
12/27/2011	15,018				18.17	12/27/2021
03/15/2013	13,492				28.83	03/15/2023
02/18/2014	8,921	4,393	(1)		47.75	02/18/2024	1,746	(5)	52,817
01/22/2015	6,145	12,289	(1)		42.78	01/22/2025	3,127	(5)	94,592
01/20/2016			(2)	36,649	26.23	01/20/2016	9,138	(5)	276,425
Lynn M. Courville
12/18/2012							99	(6)	2,995
12/23/2013								(7)		2,731	82,613
02/18/2014	6,887	3,443	(1)(3)		47.75	02/18/2024	1,354	(3)(5)	40,959
01/22/2015	4,456	8,911	(1)(3)		42.78	01/22/2025	2,268	(3)(5)	68,607
01/20/2016			(2)(3)	26,574	26.23	01/20/2026	6,626	(3)(5)	200,437

(1)	These options vest in three equal annual installments with the first installment vesting on the first anniversary of the award date.
(2)

These options vest in three equal annual installments, subject to performance conditions.  Vesting of the first tranche was subject to performance conditions related to the fiscal year ended December 31, 2016.  The conditions were not met resulting in the forfeiture of shares as indicated below after fiscal year 2016:

Shares Forfeited
Erik Olsson	45,868
Mark E. Funk	20,276
Kelly Williams	20,275
Christopher J. Miner	12,217
Lynn M. Courville	8,859
(3)

In accordance with her severance agreement, the vesting of these options was accelerated to Ms. Courville’s departure date on February 28, 2017, with the exception of the performance-based options granted on January 20,

2016.  Of the 26,574 options granted, 8,859 were forfeited because the performance conditions related to the fiscal year ended December 31, 2016 were not met.  Vesting of the remaining options was accelerated to February 28, 2017.

(4)

These stock awards vest in four equal annual installments with the first installment vesting on the first anniversary of the award date. The unvested earned awards were subject to the successful completion of certain performance-based targets. This award was also subject to certain cumulative targets. The annual and cumulative targets through December 31, 2016 were achieved at 78.5% and 91.2%, respectively, which results in the vesting of 1,042 shares, which includes 795 shares related to the 2016 tranche and 247 shares of the previous tranches. These shares were vested in March 2017, the remaining 7,646 shares will be forfeited.

(5)	These stock awards vest in four equal annual installments with the first installment vesting on the first anniversary of the award date.
(6)

These stock awards vest in five equal annual installments with the first installment vesting on the first anniversary of the award date. In accordance with her severance agreement, the vesting of these options was accelerated to Ms. Courville’s departure date on February 28, 2017.

(7)

These stock awards vest in three equal installments. The unvested earned awards were subject to the successful completion of certain performance-based targets. This award was also subject to certain cumulative targets. The annual and cumulative targets through December 31, 2016 were achieved at 78.5% and 89.0%, respectively, which results in the forfeiture of 1,870 shares related to the 2016 tranche and 861 shares of the previous tranches.

Option Awards. These columns set forth, for each stock option grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon exercise of outstanding options. Amended and Restated Equity Incentive Plan awards are performance-based options subject to the achievement of performance-based targets established by the Compensation Committee. Awards for which the performance conditions have been met, but that have not yet vested are included in the “unexercisable” column. See the “Compensation Discussion and Analysis” section set forth elsewhere herein for a description of the performance-based targets.

Stock Awards. These columns set forth, for each restricted stock grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon the lapse of restrictions. Amended and Restated Equity Incentive Plan awards are performance-based awards subject to the achievement of performance-based targets established by the Compensation Committee. Awards for which the performance conditions have been met, but that have not yet vested are included in the “number of shares that have not vested” column See the “Compensation Discussion and Analysis” section set forth elsewhere herein for a description of the performance-based targets. Market value amounts represent the product of the closing price of our common stock on December 30, 2016 of $30.25, multiplied by the number of unvested shares.

2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise by our NEOs or vesting of equity awards held by such NEOs during 2016 and the amount realized on such exercise or vesting for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Erik Olsson	—	$—	20,765	$617,544
Mark E. Funk	—	—	8,214	241,725
Kelly Williams	—	—	3,598	108,470
Christopher J. Miner	—	—	3,247	93,676
Lynn M. Courville	—	—	2,543	75,986

The value realized on the exercise of options is computed as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the option award, multiplied by the number of options exercised. The value realized on the vesting of stock awards is the closing price of our common stock on the NASDAQ Stock Market on the vesting date multiplied by the number of shares vested. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy minimum tax withholding obligations.

2016 PENSION BENEFITS

We do not offer any pension benefits for any of our employees.

2016 NONQUALIFIED DEFERRED COMPENSATION

We do not offer any nonqualified deferred compensation for any of our employees.

2016 DIRECTOR COMPENSATION

Information regarding our non-employee Director compensation can be found under “— Compensation of Non-Employee Directors” discussed previously in this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Dial, Mr. Goble, Mr. Martell and Ms. McWaters were members of the Compensation Committee during fiscal year 2016. Mr. Goble served as Chairman during the fiscal year 2016, and Ms. Dial became Chairman in January 2017. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During the fiscal year ended December 31, 2016, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During the fiscal year ended December 31, 2016, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the 2017 Proxy Statement. Based on our review and discussions, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the 2017 Proxy Statement and in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee

Sara R. Dial (Chair)

Jeffrey S. Goble

James J. Martell

Kimberly J. McWaters

Lawrence Trachtenberg

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act (“SEC Rule 14a-8”), wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) must submit their proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at our principal executive offices no later than the close of business on November 13, 2017 (120 days prior to the anniversary of this year’s mailing date). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in our proxy statement for the 2018 Annual Meeting. Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Under our Bylaws, in order to be properly brought before the 2018 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2018 Annual Meeting. If the 2018 Annual Meeting is held more than 30 days before or after the first anniversary of the date of this Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to SEC Rule 14a-8 by the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We intend to hold our 2018 Annual Meeting in April 2018. As a result, if, for example, we hold our 2018 Annual Meeting on April 26, 2018, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than December 27, 2017, and no later than January 26, 2018.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel regarding our Bylaws and the SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the requirements of our Bylaws and the SEC for submitting a proposal or nomination.

Notices of intention to present proposals at our 2018 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2016 Annual Report is available electronically and will be mailed to requesting stockholders. The 2016 Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the Record Date specified on the first page of this Proxy Statement, a copy of the 2016 Form 10-K as filed with the SEC. Any exhibits listed in the 2016 Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

As of the date of this Proxy Statement, our Board knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Phoenix, Arizona

Dated: March 13, 2017

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DateSignature (Joint Owners)DateSignature [PLEASE SIGN WITHIN BOX]VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.MOBILE MINI, INC. 4646 E. VAN BUREN STREET SUITE 400 PHOENIX, AZ 85008E19658-P84586MOBILE MINI, INC.The Board of Directors recommends you vote FOR all the following nominees:1. Election of DirectorsFor AgainstAbstain Nominees:!!! 1a. Michael L. Watts!!! 1b. Erik OlssonThe Board of Directors recommends you vote FOR proposals 2 and 3 and for ONE YEAR for proposal 4.AbstainFor Against!!!!!! 1c. Sara R. Dial2. Ratify the selection of KPMG LLP as the Company's Independent Registered Public Accounting Firm for the year ending December 31, 2017.!!! 1d. Jeffrey S. GobleAbstainFor Against!!!!!! 1e. James J. Martell3. Advisory vote to approve named executive officer compensation.!!!Three YearsOne YearTwo Years 1f. Stephen A McConnellAbstain!!!!!!!4. Advisory vote on the frequency of future advisory votes on named executive officer compensation. 1g. Frederick G. McNamee, III!!! 1h. Kimberly J. McWatersNOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2 and 3 and one year on proposal 4. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.!!! 1i. Lawrence Trachtenberg!For address change/comments, mark here.(see reverse for instructions)Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.E19659-P84586PROXY SOLICITED ON BEHALF OFTHE BOARD OF DIRECTORSFOR 2017 ANNUAL MEETING OF STOCKHOLDERSTO BE HELD ON APRIL 27, 2017 AT 11:00 AM, LOCAL TIME The undersigned appoints Erik Olsson and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of MOBILE MINI, INC. ("Mobile Mini") to be held on April 27, 2017 (and at any adjournment or postponement thereof), and authorizes them to vote at such meeting (as designated on the reverse side of this form) all the shares of common stock of Mobile Mini held of record by the undersigned on February 27, 2017.IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE LISTED BOARD NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR ONE YEAR FOR PROPOSAL 4.IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND.Address Change/Comments: _______________________________________________________________________________________________________________________________________________________________________________________(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)See reverse for voting instructionsV.1.1